Exhibit 10.16(q)

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between MICHAEL S. ZARRIELLO (“Executive”) and RURAL/METRO CORPORATION, its subsidiaries, affiliates, joint ventures and partnerships (“Rural/Metro”). The Effective Date of this Agreement is June 2, 2004.

R E C I T A L S

A. The Board of Directors of Rural/Metro believes it is in the best interests of Rural/Metro to employ Executive as the Senior Vice President and Chief Financial Officer of Rural/Metro. The Board of Directors believes that Executive is, and is expected to continue to be, a key contributor to the success of Rural/Metro. Due to Executive’s experience, Executive has particular skills and knowledge that the Board of Directors believes is imperative to retain for the benefit of Rural/Metro, its customers and all of its financial stakeholders.

B. Rural/Metro has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below. Rural/Metro and Executive each desire to enter into this Agreement and, by doing so, mutually establish and maintain a meaningful long-term commitment to each other based upon the terms and provisions herein.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1. POSITION AND DUTIES.

Executive will be employed as the Senior Vice President and Chief Financial Officer of Rural/Metro and shall have a primary reporting relationship to the Chief Executive Officer (“CEO”), with accountability to the Board of Directors of Rural/Metro (the “Board”) generally acting through its Audit Committee (the “Audit Committee”). Executive shall perform the duties of his position, as determined by the CEO and the Board, in accordance with the policies, practices and bylaws of Rural/Metro. For the duration of his employment, Executive shall attend all meetings of the Board of Directors and Audit Committee as and when requested by the Board of Directors or the Audit Committee. Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of his ability. Executive will devote his best efforts to the performance of his duties for, and in the business and affairs of, Rural/Metro. Rural/Metro reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement, subject to Executive’s rights under Section 6.

2. COMPENSATION.

A. Base Salary.

As of the Effective Date, Executive’s annual compensation will be Three Hundred Four Thousand Five Hundred Dollars ($304,500) (“Base Salary”). Executive’s Base Salary will be paid in substantially equal periodic installments in accordance with Rural/Metro’s generally-applicable payroll practices. Executive’s Base Salary will be reviewed at least annually in accordance with Rural/Metro’s executive compensation review policies and practices.

3. MANAGEMENT INCENTIVE PROGRAM.

Executive shall be eligible to participate in the Rural/Metro Management Incentive Program or any other incentive compensation program maintained by Rural/Metro from time to time (“MIP”) and to receive such additional compensation as may be provided by the MIP. As of the date of this Agreement, the maximum potential incentive compensation (or bonus) to which Executive may become entitled under the current Management Incentive Program is forty-five percent of Executive’s Base Salary, which percentage may be adjusted at any time by Rural/Metro subject to the limitations set forth in Section 6(A). Notwithstanding anything to the contrary in the MIP regarding eligibility in the event of termination of employment: (i) in the event Executive’s employment is terminated without Cause as set forth in Section 5(B) of this Agreement, is terminated for Good Reason as set forth in Section 6(A) of this Agreement, or is terminated by reason of death or Disability as set forth in Section 7 of this Agreement, then Executive shall be paid a pro-rata portion of the compensation awarded (or to be awarded, as the case may be) pursuant to the MIP for the MIP plan year in which such termination occurs, which pro-rata portion (a) shall be calculated by dividing the annual MIP award amount (as determined pursuant to the last sentence of this Section 3), if any, by 365 days and multiplying that quotient by the number of days during the MIP plan year that Executive was employed through the date of termination, and (b) shall be paid at such time as is determined pursuant to the MIP; and (ii) in the event Executive’s employment is terminated for Cause as set forth in Section 5(A) of this Agreement or is terminated without Good Reason as set forth in Section 6(B) of this Agreement, then Executive shall not be eligible to receive compensation awarded pursuant to the MIP. In determining the partial-year MIP award (if any), it is intended that (i) accomplishment of quantitative goals shall be evaluated based on full-year financial performance; and (ii) accomplishment of so-called “soft” goals shall be evaluated in good faith in a manner consistent with similar evaluations in prior years based on Executive’s performance through the date of termination of active employment. Notwithstanding the foregoing, Executive acknowledges the discretionary nature of the MIP.

4. TERM AND TERMINATION.

This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b) Rural/Metro may elect to terminate this Agreement with or without “Cause”, as defined below; (c) Executive may elect to terminate this Agreement with or without “Good Reason”, as defined below; (d) either party may serve notice on the other of its desire to terminate this Agreement at the end of the “Initial Term” or any “Renewal Term”, or (e) this Agreement may terminate automatically upon Executive’s death or Disability pursuant to Section 7.

The “Initial Term” of this Agreement shall expire by its terms three (3) years from the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement. This Agreement will be renewed at the end of the Initial Term for additional one-year periods (a “Renewal Term”), unless either party serves notice of its desire not to renew this Agreement on the other. Such notice must be given at least sixty (60) days before the end of the Initial Term or the applicable Renewal Term.

If Rural/Metro notifies Executive of its desire not to renew this Agreement pursuant to this Section 4 and at the time of such notification Rural/Metro does not have “Cause” to terminate this Agreement pursuant to Section 5A, Executive shall receive Severance Benefits pursuant to Section 8.

5. TERMINATION BY RURAL/METRO

A. Termination For Cause.

Rural/Metro may terminate this Agreement and Executive’s employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

For purposes of this Agreement, “Cause” shall be limited to discharge resulting from a determination by an affirmative vote of 75% of the Board of Directors then in office that Executive: (a) has been convicted of (or has pleaded guilty or no contest to) a felony involving dishonesty, fraud, theft or embezzlement; (b) has repeatedly failed or refused, in a material respect to follow reasonable policies or directives established by Rural/Metro, if the failure or refusal has not been cured within thirty (30) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; (c) has willfully and persistently failed or refused to attend to material duties or obligations imposed upon him under this Agreement, if the failure or refusal has not been cured within thirty (30) days after Rural/Metro has provided written notice to Executive of the specific conduct constituting such failure or refusal; or (d) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro or this Employment Agreement. The existence of “Cause” shall be determined by Rural/Metro’s Board of Directors acting in good faith after prior notice to Executive and after providing Executive with an opportunity to be heard in a meeting with the Board of Directors.

Because Executive is in a position which involves great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy. In addition, no generally applicable grievance policy shall apply to grievances by Executive regarding his employment relationship with Rural/Metro.

If this Agreement and Executive’s employment is terminated for Cause, Executive shall receive no Severance Benefits.

B. Termination Without Cause.

Rural/Metro also may terminate this Agreement and Executive’s employment without Cause at any time after providing Executive with sixty (60) days advance written notice. In the event this Agreement and Executive’s employment are terminated by Rural/Metro without Cause, Executive shall receive the Severance Benefits pursuant to Section 8. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice to Executive. For the avoidance of doubt, any action by Rural/Metro pursuant to the foregoing sentence shall not constitute Good Reason or otherwise constitute a breach of this Agreement by Rural/Metro, and the foregoing sentence or any action by Rural/Metro pursuant thereto shall in no way limit or reduce the rights of Rural/Metro as provided elsewhere herein.

6. TERMINATION BY EXECUTIVE.

Executive may terminate this Agreement and his employment with or without “Good Reason” in accordance with the provisions of this Section 6.

A. Termination For Good Reason.

Executive may terminate this Agreement and his employment for “Good Reason” by giving written notice to Rural/Metro within sixty (60) days, or such longer period as may be agreed to in writing by Rural/Metro, of Executive’s receipt of notice of the occurrence of any event constituting “Good Reason”, as described below.

Executive shall have “Good Reason” to terminate this Agreement and his employment upon the occurrence of any of the following events: (a) Executive is assigned duties inconsistent with the positions, duties, responsibility and status of the Senior Vice President and Chief Financial Officer of Rural/Metro; (b) Executive is required to relocate to an employment location that is more than fifty (50)

miles from his current employment location (which the parties agree is Rural/Metro’s present Scottsdale headquarters); (c) Executive’s Base Salary rate is reduced to a level that is at least ten percent (10%) less than the salary paid to Executive during the immediately prior calendar year, unless Executive has agreed to said reduction or unless Rural/Metro makes an across-the-board reduction that applies to all executives; or (d) the potential incentive compensation (or bonus) to which Executive may become entitled under the MIP at any level of performance by Executive or Rural/Metro is reduced by ten percent (10%) or more as compared to the immediately prior year, unless Executive has agreed to said reduction or unless Rural/Metro makes an across-the-board reduction that applies to all executives. The following example (which is provided solely as an example) illustrates the operation of subpart (d) of the immediately preceding sentence: If Executive’s maximum potential incentive compensation is reduced to 35% or less of Executive’s Base Salary in a year immediately following a year in which Executive’s maximum potential incentive compensation was 45% of Executive’s Base Salary, the reduction equals 10% or more, and Employee would have Good Reason.

Notwithstanding the above provisions, Executive shall not have “Good Reason” to terminate this Agreement and his employment if, within thirty (30) days of the written notice of Good Reason provided to Rural/Metro by Executive, Rural/Metro corrects, remedies or reverses any event which resulted in Good Reason.

If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to Section 8.

B. Termination Without Good Reason.

Executive also may terminate this Agreement and his employment without Good Reason at any time by giving sixty (60) days notice to Rural/Metro. If Executive terminates this Agreement and his employment without Good Reason, Executive shall not receive Severance Benefits pursuant to Section 8.

C. Administrative Leave.

Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive’s access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice of termination by Executive pursuant to Section 6A or 6B. For the avoidance of doubt, any action by Rural/Metro pursuant to the foregoing sentence shall not constitute Good Reason or otherwise constitute a breach of this Agreement by Rural/Metro, and the foregoing sentence or any action by Rural/Metro pursuant thereto shall in no way limit or reduce the rights of Rural/Metro as provided elsewhere herein.

7. DEATH OR DISABILITY.

This Agreement will terminate automatically on Executive’s death. Any compensation or other amounts due to Executive for services rendered prior to his death shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate. If Executive is receiving Severance Benefits or is entitled to payment of an MIP award pursuant to Section 3 at the time of his death, then any unpaid Base Salary component of Executive’s Severance Benefits and MIP award shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate, for the balance of the Severance Period (as defined in Section 8) remaining at the time of Executive’s death. In addition, if, at the time of his death, Executive is receiving Severance Benefits that include the continuation of health, medical, dental, vision or pharmaceutical insurance benefits (as described in Section 8), and Executive’s surviving spouse and/or family member(s) is covered by such health, medical, dental, vision or pharmaceutical insurance benefits through Rural/Metro at the time of Executive’s death, then such coverage of Executive’s surviving spouse and/or family member(s) shall continue throughout the balance of the Severance Period. No other benefits shall be payable to Executive’s heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

In the event Executive becomes “Disabled,” Executive’s employment hereunder and Rural/Metro’s obligation to pay Executive’s Base Salary (less any amounts payable to Executive pursuant to any long-term disability insurance policy paid for by Rural/Metro) shall continue for a period of six (6) months from the date as of which Executive is determined to have become Disabled, at which point, Executive’s employment hereunder shall automatically cease and terminate. Executive shall be considered “Disabled” or to be suffering from a “Disability” for purposes of this Section 7 if Executive is unable, after any reasonable accommodations required by the Americans with Disabilities Act or other applicable law, to perform the essential functions of his position because of a physical or mental impairment. In the absence of agreement between Rural/Metro and Executive as to whether Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled), such determinations shall be made by a licensed physician selected by Rural/Metro. If a licensed physician selected by Executive disagrees with the determination of the physician selected by Rural/Metro, the two physicians shall select a third physician. The decision of the third physician concerning whether Executive is Disabled or suffering from a Disability (and the date as of which Executive became Disabled) shall be binding and conclusive on all interested parties.

8. SEVERANCE BENEFITS.

If during the Initial Term or any Renewal Term, this Agreement and Executive’s employment are terminated without Cause by Rural/Metro as set forth in Section 5B prior to the last day of the Initial Term or any Renewal Term, or if Executive elects to terminate this Agreement for Good Reason as set forth in Section 6A, Executive shall receive the “Severance Benefits” provided by this Section. In addition, Executive also shall receive the Severance Benefits if his employment is terminated due to Disability as set forth in Section 7 or due to Rural/Metro’s non-renewal of this Agreement as set forth in Section 4.

The Severance Benefits shall begin immediately following the effective date of termination of employment and, except as otherwise provided herein, will continue to be payable for a period (the “Benefit Period”) of twenty-four (24) months thereafter.

The Executive’s Severance Benefits shall consist of the continuation of Executive’s then Base Salary for duration of the Benefit Period, less lawfully required withholdings, and shall be paid in accordance with Rural/Metro’s generally-applicable payroll practices. Such Severance Benefits shall be paid in lieu of any accrued vacation time, but shall not be in lieu of any MIP award or other incentive compensation due to Executive for services rendered prior to the date of termination. The Severance Benefits also shall consist of the continuation of any health, medical, dental, vision or pharmaceutical coverage that Executive was participating in as of the last day of active employment. These coverages shall be continued under COBRA beginning the first day of the month following the effective termination date and shall continue for the duration of the Benefit Period provided that Executive satisfactorily complies with all COBRA election requirements. During the Benefit Period, Executive shall continue to pay the same premiums paid as of the last day of active employment. Executive’s life insurance coverage may be converted to an individual policy within 30 days of the effective termination date. Upon conversion, the cost of maintaining an individual policy resides with Executive. If a particular insurance benefit may not be continued for any reason, Rural/Metro shall pay a “Benefit Allowance” to the Executive. The “Benefit Allowance” will equal 145% of the cost to Rural/Metro of providing the unavailable insurance benefit to a similarly situated employee. The Benefit Allowance shall be paid on a monthly basis or in a single lump sum. The cost of providing the unavailable benefit to a similarly situated employee and whether the Benefit Allowance will be paid in monthly installments or in a lump sum will be determined by Rural/Metro in the exercise of its discretion.

If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Initial Term or any Renewal Term, or if Rural/Metro terminates the Agreement and Executive’s employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive’s death, except as expressly set forth in Section 7 above.

Severance Benefits will cease if Executive elects to forgo future Severance Benefits pursuant to Section 11G in order to avoid any further restrictions on his ability to engage in a competing business or to solicit employees or clients. If Executive makes an election pursuant to Section 11G, the Severance Benefits will cease as of the effective date of the election.

Severance Benefits and Executive’s right to exercise any stock options also shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in Section 10, or the Covenant-Not-To-Compete, as set forth in Section 11. Only material violations will result in the loss of Severance Benefits and the ability to exercise stock options.

The payment of Severance Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment and Executive’s Severance Benefits shall not be impacted by Executive’s failure to “mitigate.”

In order to receive the Severance Benefits, Executive must execute any release reasonably requested by Rural/Metro of claims that Executive may have in connection with his employment with Rural/Metro.

9. BENEFITS.

A. Benefit Plans, Insurance, Options, etc.

Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, equity compensation or incentive plans, disability plans, life insurance plans and health, medical, dental, vision and pharmaceutical plans available to other Rural/Metro executive employees, subject to any restrictions (including waiting periods) specified in said plans. With respect to the determination of the amount of any such stock option or other Equity (as defined in Section 8 above) awards next occurring after the date of this Agreement, Rural/Metro shall, at such time as it can and does consider Executive for an award under such plans, take into consideration the fact that Executive did not receive stock options or other Equity at the time he was hired or through the date of this Agreement due to the expiration and non-replacement of Rural/Metro’s 1992 Stock Option Plan. During the term of this Agreement and for a period of six years thereafter, Rural/Metro shall maintain Directors and Officers insurance policy(ies) providing coverage (subject to the terms of such policy) for the acts and omissions of Executive during the term of his employment.

B. Vacation.

Executive is entitled to four (4) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Rural/Metro’s standard vacation policies. If Executive does not take the full vacation available in any year, the unused vacation may not be carried over to the next calendar year, and Executive will not be compensated for it.

10. CONFIDENTIALITY; NON-DISCLOSURE; OWNERSHIP OF WORK.

A. Confidentiality; Non-Disclosure.

During the course of his employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). In the event his employment is terminated by either party for any reason, Executive promises that he will not, retain, take with him or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, CD-ROMs, etc.) nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement, (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use, (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by Rural/Metro for release or other use by the Executive. The provisions of this paragraph shall survive the termination of this Agreement.

B. Ownership of Work, Materials and Documents.

All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies thereof or reproductions, in whatever media form, relating to Rural/Metro’s trade secrets, operations, activities, or business, made or received by Executive during any past, present or future employment with Executive are and shall be works made for hire and are, or shall become the exclusive property of Rural/Metro. Failure to return Rural/Metro’s property, whether during the term of this Agreement or after its termination, shall be a breach of this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

11. COVENANT-NOT-TO-COMPETE.

A. Interests to be Protected.

The parties acknowledge that during the term of his employment, Executive will perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro’s clients on a first-hand basis and will gain valuable insight as to the clients’ operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro’s Confidential and Proprietary Information.

The parties also expressly recognize and acknowledge that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro’s business.

The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Rural/Metro.

For these and other reasons, and the fact that there are many other employment opportunities available to Executive if he should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

B. Devotion to Employment.

Executive shall devote substantially all his business time and efforts to the performance of his duties on behalf of Rural/Metro. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro’s business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’

activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Rural/Metro activities shall be conducted in compliance with Rural/Metro’s corporate governance policies and other policies and procedures as in effect from time to time.

C. Non-Solicitation of Clients.

During the term of Executive’s employment with Rural/Metro and for a period, after the termination of employment with Rural/Metro, equal to two (2) years (the “Non-Compete Period”), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit client(s) of Rural/Metro with whom he has worked as an employee of Rural/Metro at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Rural/Metro.

D. Non-Solicitation of Employees.

During the term of Executive’s employment with Rural/Metro and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Rural/Metro’s personnel or employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Rural/Metro.

E. Competing Business.

During the term of this Agreement and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Rural/Metro, which would be in direct competition with any Rural/Metro line of business, in any geographical service area where Rural/Metro is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, performing the same services provided by Rural/Metro.

F. Extension of Period.

Executive agrees that the Non-Compete Period referred to in subsections C, D and E shall be extended for a period of time equal to the duration of any breach of this Agreement by Executive, but in no event longer than six (6) months.

G. Election to Shorten Period.

Executive may elect to shorten the Non-Compete Period referred to in subsections C, D and E to any period of at least twelve (12) months, provided that Executive is not in breach of such subsections at the time of such election. In order to make this election, Executive must provide Rural/Metro with written notice at least sixty (60) days prior to the expiration of the shortened period. As provided in Section 8, if Executive makes this election, any Severance Benefits provided by Section 8 will be discontinued as of the effective date of the election.

H. Automatic Reduction of Period.

The Non-Compete Period referred to in subsections C, D and E shall be shortened to twelve (12) months if Executive is not entitled to receive Severance Benefits pursuant to Section 8 at the time of his termination of employment.

I. Judicial Amendment.

If the scope of any provision of this Agreement is found by the Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

J. Injunctive Relief, Damages and Forfeiture.

Due to the nature of Executive’s position with Rural/Metro, and with full realization that a violation of Sections 10 and 11 will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro’s interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive. Likewise, Executive can seek injunctive relief for any action Executive may elect to bring relating to Sections 10 and 11.

K. Survival.

The provisions of this Section 11 shall survive the termination of this Agreement.

12. BUSINESS EXPENSES.

Rural/Metro will reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with Rural/Metro’s policies, incurred by Executive on behalf of Rural/Metro.

13. AMENDMENTS.

This Agreement, the Executive’s Indemnity Agreement, Stock Option Agreements (if any), and the Executive’s Change of Control Agreement constitute the entire agreement between the parties as to the subject matter hereof, and all prior Employment Agreements are being terminated as of the Effective Date. Accordingly, there are no side agreements or verbal agreements other than those which are stated above. Any amendment, modification or change in this Agreement must be done so in writing and signed by both parties. Nothing in this Agreement is intended to alter or modify Executive’s Indemnity Agreement or Stock Option Agreements (if any), which shall continue in full force and effect following the execution of this Agreement.

14. SEVERABILITY.

In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

15. GOVERNING LAW.

The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

16. DISPUTE RESOLUTION.

A. Mediation.

Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 16D. Notwithstanding the foregoing, either Executive or Rural/Metro may seek preliminary judicial relief based upon a belief that such action may be necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 16. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient (and mutually agreeable) to the parties within thirty (30) days of the date of selection or appointment of the mediator.

B. Arbitration.

In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 18D. The mediator shall not serve as arbitrator. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY RURAL/METRO OR A REPRESENTATIVE OF RURAL/METRO, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS AGREEMENT AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient (and mutually agreeable to) the parties within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within thirty (30) days of the date of the hearing unless the parties otherwise agree.

C. Damages.

In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that Court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

D. Selection of Mediators or Arbitrators.

The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within thirty (30) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from AAA. Executive shall have the first strike.

17. MISCELLANEOUS.

A. Non-Waiver.

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

B. Construction; Counterparts.

This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

C. Notices.

All notices required or permitted to be given hereunder shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided, addressed, when to Executive, at the last known mailing address in Rural/Metro’s human resources files, and, when to Rural/Metro, at the mailing address of the corporate headquarters and to the attention of Rural/Metro’s Chief Executive Officer, and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Agreement.

EXECUTIVE	RURAL/METRO CORPORATION

/s/ Michael S. Zarriello	By:	/s/ Jack Brucker
Michael S. Zarriello		Jack Brucker
Senior Vice President and Chief Financial Officer		Chief Executive Officer and President

	By:	/s/ Mary Anne Carpenter
Mary Anne Carpenter
Chair, Compensation Committee